The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-152315

Subject to Completion
Preliminary Prospectus Supplement dated January 8, 2009

Prospectus Supplement
(To Prospectus dated July 14, 2008)
$

          % Notes due 2019

Interest on the notes will be paid semi-annually in arrears on          and           of each year, beginning on          , 2009. The notes will mature on          , 2019. We may redeem the notes, at any time in whole or from time to time in part, at the redemption price described in this prospectus supplement. If a change of control triggering event as described in this prospectus supplement occurs, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase.

The notes will be our unsecured senior debt obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The notes will not be convertible or exchangeable.

We do not intend to apply for listing of the notes on any securities exchange. Currently, there is no public market for the notes.

Investing in our notes involves risks that are described under “Risk Factors” beginning on page S-2 of this prospectus supplement and under “Risk Factors” in our Annual Report on Form 10-K for the year ended August 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Public offering		Underwriting		Proceeds, before
	price(1)		discount		expenses, to us

Per Note		%		%		%

Total	$		$		$

(1) Plus accrued interest, if any, from          , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company, Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., on or about          , 2009.

Joint Book-Running Managers

Banc of America Securities LLC
Goldman, Sachs & Co.
J.P. Morgan
Morgan Stanley

Prospectus Supplement dated January   , 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information with respect to this offering. If any person provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should only assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of the respective document. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated July 14, 2008, which is part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time after the date of that information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on behalf of us or the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting”.

In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to “we”, “us” and “our” refer to Walgreen Co. and its subsidiaries.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and other reports and oral statements made from time to time by us may contain forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes statements concerning pharmacy sales trends, prescription margins, number and location of new store openings, outcomes of litigation, the level of capital expenditures and demographic trends, as well as those that include or are preceded by the words “expects”, “estimates”, “believes”, “plans”, “anticipates” or similar language. For such statements, we claim the protection of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements may involve risks and uncertainties, known or unknown to us, that could cause results to differ materially from management expectations as projected in such forward-looking statements. These risks and uncertainties are discussed in the section of this prospectus supplement entitled “Risk Factors” appearing below and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. Unless otherwise required by applicable securities laws, the company assumes no obligation to update its forward-looking statements to reflect subsequent events or circumstances.

S-iii

SUMMARY OF THE OFFERING

The following is a brief summary of some of the terms of the notes. For a more complete description of the terms of the notes see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Walgreen Co.

Notes offered	$ aggregate principal amount of % notes due 2019

Maturity	The notes will mature on , 2019.

Interest payment dates	Interest on the notes is payable semi-annually in arrears on and of each year, beginning on , 2009.

Ranking	The notes will be unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Use of proceeds	We estimate that the net proceeds from the offering, after deducting the underwriters’ discount and estimated offering expenses payable by us, will be approximately $ . We intend to use these proceeds to repay short-term indebtedness we have incurred under our commercial paper program and for general corporate purposes.

Optional redemption	We may redeem the notes, at any time in whole or from time to time in part, at the redemption price described in this prospectus supplement. See “Description of Notes — Optional Redemption”.

Change of control	Upon a change of control triggering event, we will be required to offer to repurchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of purchase. See “Description of Notes — Change of Control”.

Further issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects.

Book-entry	The notes will be issued in book-entry form and will be represented by global securities deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee.

Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and its direct and indirect participants, including the depositaries for Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V.; and these interests may not be exchanged for certificated notes, except in limited circumstances.

Trustee	Wells Fargo Bank, National Association

Risk factors	See “Risk Factors” included in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008 for a discussion of risks you should carefully consider before deciding to invest in the notes.

THE COMPANY

Walgreens is principally a retail drugstore chain that sells prescription and non-prescription drugs and general merchandise. General merchandise includes, among other things, beauty care, personal care, household items, candy, photofinishing, greeting cards, convenience foods and seasonal items. Customers can have prescriptions filled at the drugstore counter, as well as through the mail, by telephone and via the Internet. As of November 30, 2008, we operated 7,123 locations (including 6,630 drugstores, 368 worksite facilities, 110 home care facilities, 13 specialty pharmacies and two mail service facilities) located in 49 states, the District of Columbia, Guam and Puerto Rico. The total location count of 7,123 does not include the 293 convenient care clinics operated by our subsidiary, Take Care Health Systems, Inc.

RISK FACTORS

Risks Related to the Company

The risks described below could materially and adversely affect our business, financial condition and results of operations. These risks are not the only risks that we face. Our business operations could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations.

The retail drugstore and pharmacy benefit services industries are highly competitive and further increases in competition could adversely affect us.

We face intense competition with local, regional and national companies, including other drug store chains, independent drug stores, mail-order prescription providers and various other retailers such as grocery stores, convenience stores, mass merchants and dollar stores, many of which are aggressively expanding in markets we serve. In the pharmacy benefit services industry, our competitors include large national and regional pharmacy benefit managers and insurance companies and managed care providers, some of which are owned by or have affiliations with our retail drug store competitors. As competition increases in the markets in which we operate, a significant increase in general pricing pressures could occur, which could require us to reevaluate our pricing structures to remain competitive. Our failure to reduce prices could result in decreased revenue, and reducing prices without also reducing costs could negatively affect profits.

Reductions in third-party reimbursement levels, from private or government plans, for prescription drugs could reduce our margin on pharmacy sales and could have a significant effect on our retail drugstore profits.

The continued efforts of health maintenance organizations, managed care organizations, pharmacy benefit management companies, government entities, and other third-party payors to reduce prescription drug costs and pharmacy reimbursement rates, as well as litigation relating to how brand name drugs are priced, may impact our profitability. In addition, some of these entities may offer pricing terms that we may not be willing to accept or otherwise restrict our participation in their networks of pharmacy providers. Certain provisions of the Deficit Reduction Act of 2005 seek to reduce federal spending by altering the Medicaid reimbursement formula for multi-source (i.e., generic) drugs. These changes are expected to result in reduced Medicaid reimbursement rates for retail pharmacies. Reduced reimbursement rates could adversely affect our revenues and profits.

We are subject to governmental regulations and procedures and other legal requirements. A significant change in, or noncompliance with, these regulations, procedures and requirements could have a material adverse effect on profitability.

Our retail drugstore, pharmacy benefit and health services businesses are subject to numerous federal, state and local regulations. Changes in these regulations may require extensive system and operating changes that may be difficult to implement. Untimely compliance or noncompliance with applicable regulations could result in the imposition of civil and criminal penalties that could adversely affect the continued operation of our business, including: suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; loss of licenses; or significant fines or monetary penalties. The regulations to which we are subject include, but are not limited to: federal, state and local registration and regulation of pharmacies;

applicable Medicare and Medicaid regulations; the Health Insurance Portability and Accountability Act, or HIPAA; accounting standards; tax laws and regulations; laws and regulations relating to the protection of the environment and health and safety matters, including those governing exposure to, and the management and disposal of, hazardous substances; regulations of the U.S. Food and Drug Administration, the U.S. Federal Trade Commission, the Drug Enforcement Administration, and the Consumer Product Safety Commission, as well as state regulatory authorities, governing the sale, advertisement and promotion of products we sell; anti-kickback laws; false claims laws; laws against the corporate practice of medicine; and federal and state laws governing the practice of the profession of pharmacy. In addition, we are party to a Corporate Integrity Agreement with the U.S. Department of Health and Human Services under which we have agreed to maintain a corporate compliance program. We are also governed by federal and state laws of general applicability, including laws regulating matters of working conditions, health and safety and equal employment opportunity. In addition, we could have exposure if we are found to have infringed another party’s intellectual property rights.

Our ability to hire and retain pharmacy personnel is important to the continued success of our business.

As our business expands, we believe that our future success will depend greatly on our continued ability to attract and retain skilled and qualified pharmacists. The retail drugstore industry is experiencing an ongoing shortage of licensed pharmacists. This has resulted in continued upward pressure on pharmacist compensation packages. Although we generally have been able to meet our pharmacist staffing requirements in the past, any future inability to do so could limit our ability to offer extended pharmacy hours and negatively impact our revenue and our ability to deliver high levels of customer service.

Should a product liability issue, recall or personal injury issue arise, inadequate product or other liability insurance coverage or our inability to maintain such insurance may result in a material adverse effect on our business and financial condition.

Products that we sell could become subject to contamination, product tampering, mislabeling, recall or other damage. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury. Product liability or personal injury claims may be asserted against us with respect to any of the products or pharmaceuticals we sell or services we provide. Our health and wellness business also involves exposure to professional liability claims related to medical care. Should a product or other liability issue arise, the coverage limits under our insurance programs and the indemnification amounts available to us may not be adequate to protect us against claims. We also may not be able to maintain this insurance on acceptable terms in the future. Damage to our reputation in the event of a product liability or personal injury issue or judgment against us or a product recall could have an adverse effect on our business, financial condition or results of operations.

Our ability to grow our business may be constrained by our inability to find suitable new store locations at acceptable prices or by the expiration of our current leases.

Our ability to grow our business may be constrained if suitable new store locations cannot be identified with lease terms or purchase prices that are acceptable to us. We compete with other retailers and businesses for suitable locations for our stores. Local land use and other regulations applicable to the types of stores we desire to construct may impact our ability to find suitable locations and influence the cost of constructing our stores. The expiration of leases at existing store locations may adversely affect us if the renewal terms of those leases are unacceptable to us and we are forced to close or relocate stores. Further, changing local demographics at existing store locations may adversely affect revenue and profitability levels at those stores.

Changes in economic conditions could adversely affect consumer buying practices and reduce our revenues and profitability.

Our performance may be negatively influenced by changes in national, regional or local economic conditions and consumer confidence. External factors that affect consumer confidence and over which we exercise no influence include unemployment rates, levels of personal disposable income, national, regional or local economic conditions, the introduction of new merchandise or brand and generic prescription drugs, and acts of war or terrorism. Changes in economic conditions and consumer confidence could adversely affect consumer preferences, purchasing power and spending patterns. A decrease in overall consumer spending as a result of changes in economic conditions could adversely affect our front-end and pharmacy sales. Profit margins are greater on front-end sales than on pharmacy sales, and any decrease in sales of front-end products would have a negative impact on our profitability. All these factors could impact our revenues, operating results and financial condition.

Our profitability can be adversely affected by a decrease in the introduction of new brand name and generic prescription drugs.

Our sales and profit margins are affected by the introduction of new brand name and generic drugs. New brand name drugs can result in increased drug utilization and associated sales revenues, while the introduction of lower priced generic alternatives typically result in higher gross profit margins. Accordingly, a decrease in the number of significant new drugs or generics successfully introduced could adversely affect our results of operations.

If we fail to offer the merchandise and services that our customers want, our sales may be affected.

Our success depends on our ability to offer a superior shopping experience, a quality assortment of available merchandise and superior customer service. We must identify, obtain supplies of, and offer to our customers, attractive, innovative and high-quality merchandise on a continuous basis. Our products and services must satisfy the desires of our customers, whose preferences may change in the future. If we misjudge either the demand for products and services we sell or our customers’ purchasing habits and tastes, we may be faced with excess inventories of some products and missed opportunities for products and services we chose not to offer. In addition, our sales may decline or we may be required to sell the merchandise we have obtained at lower prices. This would have a negative effect on our business and results of operations.

We have made and expect to continue to make acquisitions that could disrupt our operations and harm our operating results.

We have grown our business through acquisitions in recent years and expect to continue to acquire drugstore chains, independent drugstores and related businesses in the future. Acquisitions involve numerous risks, including difficulties in integrating the operations and personnel of the acquired companies, distraction of management from overseeing our existing operations, difficulties in entering markets in which we have no or limited direct prior experience, and difficulties in achieving the synergies we anticipated. Acquisitions may also cause us to significantly increase our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition, issue common stock that would dilute our current shareholders’ percentage ownership, or incur write-offs and restructuring and other related expenses. No assurance can be given that our acquisitions will be successful and will not materially adversely affect our results of operations.

Our credit ratings are important to our cost of capital and lease terms for our stores.

The major credit rating agencies have given us and our corporate debt investment grade credit ratings. These ratings are based on a number of factors, which include our financial strength and financial policies. We aim to maintain our high ratings as they serve to lower our borrowing costs and facilitate our access to a variety of lenders and other creditors, including landlords for our leased stores, on terms that we consider advantageous to our business. Failure to maintain our credit ratings could adversely affect our cost of funds, liquidity, competitive position and access to capital markets.

There are a number of additional business risks which could adversely affect our financial results.

Our success depends on our ability to establish effective advertising, marketing and promotional programs. If we are unsuccessful in our advertising, merchandising or promotional strategies, sales or sales margins could be negatively affected. Our success also depends on our continued ability to attract and retain store and management personnel, and the loss of key personnel could have an adverse effect on the results of our operations, financial condition or cash flow. We also may not be able to successfully and timely implement new computer systems and technology or business processes, or may experience disruptions or delays to the computer systems we depend on to manage our ordering, pricing, point-of-sale, inventory replenishment and other processes, which could adversely impact our operations and our ability to attract and retain customers. Severe weather conditions, terrorist activities, health epidemics or pandemics or the prospect of these events can impact our store operations or damage our facilities in affected areas or have an adverse impact on consumer confidence levels and spending in our stores. Furthermore, the products we sell are sourced from a wide variety of domestic and international vendors, and any future inability to find qualified vendors and access products in a timely and efficient manner could adversely impact our business.

Risks Related to this Offering

The following risks relate specifically to the offering of the notes. There may be additional risks that are not material or that are not presently known to us. There are also risks within the economy, the industry and the capital markets that affect us generally, which have not been described below.

The notes are subject to prior claims of any of our secured creditors.

The notes are our unsecured general obligations, ranking equally with other unsecured and unsubordinated debt but below any secured debt to the extent of the value of the assets constituting the security. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any debt secured by our assets or assets of our subsidiaries, these assets will be subject to the prior claims of our secured creditors.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of the secured debt before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries.

Our equity interest in our subsidiaries is subordinate to any debt and other liabilities and commitments of our subsidiaries to the extent of the value of the assets of such subsidiaries, whether or not secured. The notes will not be guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless these assets are transferred to us by dividend or otherwise. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture pursuant to which the notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

An active trading market may not develop for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. Certain of the underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in the financial performance or prospects of our company or companies in our industry. As a result, no assurance can be given (i) that an active trading market will develop or be maintained for the notes, (ii) as to the liquidity of any market that does develop or (iii) as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

We may not be able to repurchase the notes upon a change of control.

Unless we exercise our right to redeem the notes, we will be required to make an offer to each holder of the notes to repurchase all or any part of each holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase upon a change of control triggering event. A “change of control triggering event” will occur when there is (i) a change of control involving us and (ii) within a specified period in relation to the change of control, the notes are downgraded by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and are rated below an investment grade rating by both of these rating agencies. If we experience a change of control triggering event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes — Change of Control”.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes will be approximately $      million (after deducting the underwriting discount and our offering expenses). We intend to use the net proceeds from the sale of the notes to repay short-term indebtedness we have incurred under our commercial paper program and for general corporate purposes. The amount outstanding under our commercial paper program as of November 30, 2008, was approximately $1,068 million, at a weighted average interest rate of 1.80% per year, which rate is subject to change over time. Pending application of the proceeds of sale of the notes, we intend to invest such proceeds in short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the last five fiscal years and for the three months ended November 30, 2008 is set forth below. For the purpose of computing these ratios, “earnings” consist of earnings before income tax provision, interest and the portions of rentals representative of the interest factor. “Fixed charges” consist of interest expense (which includes amortization of debt expenses), capitalized interest and the portions of rentals representative of the interest factor.

	Three months ended	Fiscal Years Ended August 31,
	November 30, 2008	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	3.74x	5.05x	5.33x	5.25x	5.13x	5.13x

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected consolidated financial and other data for the periods indicated. The selected consolidated financial data for Walgreen Co. as of August 31, 2008 and 2007 and for the fiscal years ended August 31, 2008, 2007 and 2006, have been derived from the audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008, which is incorporated by reference in this prospectus supplement. The selected consolidated financial and other data for Walgreen Co. as of August 31, 2006, 2005 and 2004 and for the fiscal years ended August 31, 2005 and 2004, have been derived from our audited consolidated financial statements and notes thereto, which are not included or incorporated by reference in this prospectus supplement. The selected consolidated financial data as of and for the three months ended November 30, 2008 and 2007 have been derived from the unaudited condensed consolidated financial statements and notes thereto appearing in our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2008, which is incorporated by reference in this prospectus supplement, and which reflects all normal and recurring adjustments that, in the opinion of management, are necessary for a fair presentation of our results of operations and financial position. Results for the three months ended November 30, 2008 are not necessarily indicative of the results to be expected for the full year.

The information set forth below should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008, and with “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and notes thereto appearing in our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2008.

	Three months ended
	November 30,		Fiscal year ended August 31,
	2008	2007	2008	2007	2006	2005	2004
	(Dollars in Millions, except per share amounts)

Net Sales	$14,947	$14,028	$59,034	$53,762	$47,409	$42,202	$37,508

Costs and Deductions
Cost of sales	10,796	10,107	42,391	38,518	34,240	30,414	27,310
Selling, general and administrative (1)	3,482	3,193	13,202	12,093	10,467	9,364	8,055
Other (income) expense	15	—	11	(38)	(52)	(32)	(17)

Total Costs and Deductions	14,293	13,300	55,604	50,573	44,655	39,746	35,348

Earnings
Earnings before income tax provision	654	728	3,430	3,189	2,754	2,456	2,160
Income tax provision	246	272	1,273	1,148	1,003	896	810

Net Earnings	$408	$456	$2,157	$2,041	$1,751	$1,560	$1,350

Per Common Share
Net earnings
Basic	$0.41	$0.46	$2.18	$2.04	$1.73	$1.53	$1.32

Diluted	0.41	0.46	2.17	2.03	1.72	1.52	1.31

Dividends declared	0.11	0.10	0.40	0.33	0.27	0.22	0.18

	As of November 30,		As of August 31,
	2008	2007	2008	2007	2006	2005	2004

Non-Current Liabilities
Long-term debt	$1,337	$20	$1,337	$22	$3	$12	$12
Deferred income taxes	154	107	150	158	141	240	274
Other non-current liabilities	1,395	1,313	1,410	1,285	1,116	986	838
Assets and Equity
Total assets	$24,513	$20,476	$22,410	$19,314	$17,131	$14,609	$13,342
Shareholders’ equity	13,131	11,490	12,869	11,104	10,116	8,890	8,140
Locations
Period-end (2)	7,123	6,139	6,934	5,997	5,461	4,985	4,613

(1)	Fiscal 2008 included a positive pre-tax adjustment of $79 million ($.05 per share, diluted), which corrected for historically over-accruing the company’s vacation liability. Pre-tax income from litigation settlement gains was insignificant for the three-month periods ended November 30, 2008 and November 30, 2007 and for fiscal years 2008 and 2007. Fiscal 2006, 2005 and 2004 included pre-tax income of $7 million ($.005 per share, diluted), $26 million ($.016 per share, diluted) and $16 million ($.01 per share, diluted), respectively, from litigation settlements. Fiscal 2006 included a $12 million ($.008 per share, diluted) downward adjustment of the fiscal 2005 pre-tax expenses of $55 million ($.033 per share, diluted) related to Hurricane Katrina.

(2)	Locations including drugstores, worksite facilities, home care facilities, specialty pharmacies and mail service facilities.

DESCRIPTION OF NOTES

The following description of the terms of the notes offered hereby supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms of debt securities set forth in the accompanying prospectus, to which description reference is hereby made. In this “Description of Notes” section, the terms “we”, “our”, “us” and “Walgreens” refer solely to Walgreen Co. (and not its subsidiaries).

General

The notes will be issued as a separate series of debt securities under the indenture between us and Wells Fargo Bank, National Association, as trustee (the “trustee”) dated July 17, 2008, with certain terms of the notes being set forth in an officer’s certificate (together, the “indenture”).

The notes will not have the benefit of any sinking fund. The notes will not be convertible or exchangeable.

The provisions of the indenture relating to defeasance and covenant defeasance as described in the accompanying prospectus will apply to the notes.

We will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ranking

The notes will be our unsecured senior debt obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Interest Payments and Maturity

The notes will initially be limited to $      aggregate principal amount and will mature on          , 2019.

The notes will bear interest at the rate of     % per year, accruing from          , 2009 or the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes semi-annually in arrears on           and           of each year, beginning on          , 2009, to persons in whose names the notes are registered at the close of business on the preceding           or          , as the case may be. We will compute the amount of interest payable on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

The notes will be redeemable, at any time in whole or from time to time in part, at our option at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; or

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus           basis points, plus accrued interest on the notes to be redeemed to, but excluding, the date of redemption.

Further, installments of interest on notes to be redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Primary Treasury Dealer” means a primary United States government securities dealer in the United States.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means Banc of America Securities LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee by a method the Trustee deems to be fair and appropriate.

Change of Control

If a change of control triggering event occurs with respect to the notes, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (a “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes, describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

On each change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will be required to comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict and compliance.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not continuing directors; or (5) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person”, as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB− (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating event” means the rating on the notes is lowered by both rating agencies and the notes are rated below an investment grade rating by both rating agencies, in any case on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) commencing upon the first public notice of the occurrence of a change of control or our intention to effect a change of control and ending 60 days following the consummation of the change of control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

Certain Covenants

Limitation on Liens

Under the indenture, we covenant that, so long as any debt securities (including the notes) are outstanding, we will not, and will not permit any Restricted Subsidiary (as defined below) to, create, incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by a Mortgage (as defined below) upon any Operating Property (as defined below), or upon shares of capital stock or Debt issued by any Restricted Subsidiary and owned by us or any Restricted Subsidiary at the date of the indenture or thereafter acquired, without effectively providing concurrently that the outstanding debt securities (together with, if we so determine, any other Debt of ours or the Restricted Subsidiary then existing or thereafter created which is not subordinate to the debt securities) are secured equally and ratably with or, at our option, prior to the Debt so long as the Debt is so secured.

The foregoing restrictions will not apply to Debt secured by the following, and the Debt so secured will be excluded from any computation under the foregoing restrictions:

(1)	Mortgages on any property existing at the time of the acquisition thereof;

(2)	Mortgages on property of a corporation or other entity existing at the time the corporation or other entity is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of the corporation or other entity (or a division of the corporation or other entity) as an entirety or substantially as an entirety to us or a Restricted

Subsidiary, provided that the Mortgage does not extend to any property owned by us or any Restricted Subsidiary immediately prior to the merger, consolidation, sale, lease or disposition;

(3)	Mortgages on property of a corporation or other entity existing at the time the corporation or other entity becomes a Restricted Subsidiary;

(4)	Mortgages in favor of us or a Restricted Subsidiary;

(5)	Mortgages to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any of these purposes, provided that the commitment of the creditor to extend the credit secured by the Mortgage is obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of the property, or (b) the placing in operation of the property;

(6)	Mortgages in favor of the United States of America or any State, or any department, agency or instrumentality or political subdivision of the United States of America or any State, to secure partial, progress, advance or other payments; and

(7)	Mortgages existing on the date of the indenture or any extension, renewal, replacement or refunding of any Debt secured by a Mortgage existing on the date of the indenture or referred to in clauses (1) to (3) or (5), provided that the principal amount of the Debt secured by the Mortgage and not otherwise authorized by clauses (1) to (3) or (5) may not exceed the principal amount of Debt, plus any premium or fee payable in connection with any extension, renewal, replacement or refunding, so secured at the time of extension, renewal, replacement or refunding.

Notwithstanding the restrictions described above, we and our Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Mortgages without equally and ratably securing the debt securities if, at the time of the creation, incurrence, issuance, assumption or guarantee of the Debt secured by the Mortgages, after giving effect thereto and to the retirement of the Debt which is concurrently being retired, the aggregate amount of all outstanding Debt secured by Mortgages, which would otherwise be subject to these restrictions (other than any Debt secured by Mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph), together with all Attributable Debt (as defined below) with respect to Sale and Leaseback Transactions (as defined below) (other than with respect to certain Sale and Leaseback Transactions that are permitted as described in the second full paragraph under the caption “Limitation on Sale and Leaseback Transactions” below) does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

“Consolidated Net Tangible Assets” means, at any date, the total assets appearing on our and our Restricted Subsidiaries’ most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with United States generally accepted accounting principles, less (i) all current liabilities (due within one year) as shown on such balance sheet, (ii) investments in and advances to Unrestricted Subsidiaries and (iii) Intangible Assets and liabilities relating thereto.

“Intangible Assets” means, at any date, the value, as shown on or reflected in our and our Restricted Subsidiaries’ most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, pensions, compensation and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium.

“Mortgage” means, with respect to any property or assets, any mortgage, or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Operating Property” means any real property or equipment located within the United States and owned by, or leased to, us of any of our Subsidiaries that has a net book value (after deduction of accumulated depreciation) in excess of 1.0% of Consolidated Net Tangible Assets.

“Restricted Subsidiary” means any Subsidiary of ours other than an Unrestricted Subsidiary.

“Subsidiary” means any corporation or other entity of which at least a majority of the outstanding stock or other equity interests having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation or other entity, irrespective of whether or not at the time stock or other equity securities of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by us or by one or more of our Subsidiaries, or by us and one or more of our Subsidiaries.

“Unrestricted Subsidiary” means any Subsidiary designated as an Unrestricted Subsidiary from time to time by our board of directors; provided, however, that our Board of Directors (i) will not designate as an Unrestricted Subsidiary any of our Subsidiaries that owns any Operating Property or any stock of a Restricted Subsidiary, (ii) will not continue the designation of any of our Subsidiaries as an Unrestricted Subsidiary at any time that such Subsidiary owns any Operating Property, and (iii) will not, nor will it cause or permit any Restricted Subsidiary to, transfer or otherwise dispose of any Operating Property to any Unrestricted Subsidiary (unless such Unrestricted Subsidiary will in connection therewith be redesignated as a Restricted Subsidiary and any pledge, mortgage, security interest or other lien arising in connection with any Indebtedness of such Unrestricted Subsidiary so redesignated does not extend to such Operating Property (unless the existence of such pledge, mortgage, security interest or other lien would otherwise be permitted under the indenture)).

Limitation on Sale and Leaseback Transactions

Under the indenture, we covenant that we will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Operating Property that has been or is to be sold or transferred by us or such Restricted Subsidiary to such person with the intention of taking back a lease of such property (a “Sale and Leaseback Transaction”) unless the terms of such sale or transfer have been determined by our Board of Directors to be fair and arm’s-length and either:

•	within 180 days after the receipt of the proceeds of the sale or transfer, we or any Restricted Subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such Operating Property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt (as defined below); or

•	we or such Restricted Subsidiary would be entitled, at the effective date of the sale or transfer, to incur Debt secured by a Mortgage on such Operating Property, in an amount at least equal to the Attributable Debt (as defined below) in respect of the Sale and Leaseback Transaction, without equally and ratably securing the notes pursuant to the covenant described under “— Limitation on Liens” above.

The foregoing restriction in the paragraph above will not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals; or (ii) between us and a Restricted Subsidiary or between Restricted Subsidiaries, provided that the lessor is us or a wholly owned Restricted Subsidiary.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the amount of future minimum operating lease payments required to be disclosed by generally accepted accounting principles, less any amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, discounted using the methodology used to calculate the present value of operating lease payments in our most recent Annual Report on Form 10-K preceding the date of determination reflecting that calculation.

“Funded Debt” means Debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with United States generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any Debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any Debt for which money in the amount necessary for the payment or redemption of such Debt is deposited in trust either at or before the maturity date thereof.

“Senior Funded Debt” means all Funded Debt of ours or any person (except Funded Debt, the payment of which is subordinated to the payment of the debt securities).

Merger, Consolidation or Sale of Assets

The indenture provides that we may not (1) consolidate or amalgamate with or merge into any person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person, or (2) permit any person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless (a) in the case of (1) above, the person is organized and existing under the laws of the United States of America, any State or the District of Columbia, and expressly assumes, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of and premium, if any, interest on, and additional amounts, if any, with respect to all of the issued debt securities, and the performance of our obligations under the indenture and the debt securities issued; (b) immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of ours or a Subsidiary as a result of the transaction as having been incurred by us or such Subsidiary at the time of the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, has happened and is continuing; and (c) we or the successor person have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that the transaction and, if a supplemental indenture is required to be delivered, the supplemental indenture comply with the requirements of the indenture and all conditions precedent to the transaction have been met.

Defeasance; Satisfaction and Discharge

The notes will be subject to defeasance and discharge, and the covenants set forth above under “— Limitation on Liens”, “— Limitation on Sale and Leaseback Transactions” and “— Merger, Consolidation or Sale of Assets” will be subject to covenant defeasance as set forth in the indenture. See “Description of Debt Securities — Defeasance and Covenant Defeasance” in the accompanying prospectus.

Further Issues

We may from time to time, without the consent of existing note holders, create and issue further notes having the same terms and conditions as the notes in all respects, except for issue date, issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

Book-entry System

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as “Clearstream”, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear”, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.)

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator”, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative”. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain of the United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary:

•	is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations issued under the Code, judicial decisions and administrative pronouncements, all of which are subject to different interpretation or to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein;

•	addresses only tax consequences to investors that purchase the notes at their “issue price”, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes are sold for money at their initial offering price, and hold the notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

•	does not discuss all of the tax consequences that may be relevant to particular investors in light of their particular circumstances;

•	does not discuss all of the tax consequences that may be relevant to investors that are subject to special treatment under the United States federal income tax laws (including, without limitation, insurance companies, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, dealers in securities or currencies, holders whose functional currency for tax purposes is not the United States dollar, persons holding the notes as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, former United States citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, or traders in securities that have elected to use a mark-to-market method of accounting for their securities holdings);

•	does not discuss the effect of other United States federal tax laws (such as estate and gift tax laws) except to the limited extent specifically indicated below, and does not discuss any state, local or foreign tax laws; and

•	does not discuss the tax consequences to a person holding notes through a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes), except to the limited extent specifically indicated below.

We have not sought and will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes, or that any such position would not be sustained.

If a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership or disposition of the notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situation and the application of any other United States federal as well as state or local or foreign tax laws and tax treaties, including gift and estate tax laws.

Certain United States Federal Income Tax Consequences To U.S. Holders

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes by a holder that is a “U.S. Holder”. For purposes of this summary, “U.S. Holder” means a beneficial owner of a note or notes that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States (or any state thereof or the District of Columbia);

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Under the “substantial presence” test referred to above, an individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending on the last day of the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

Treatment of Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest is paid or accrues in accordance with the U.S. Holder’s method of tax accounting.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will generally be taxable to that U.S. Holder as ordinary interest income at that time if not previously included in the U.S. Holder’s income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Gain or loss realized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the note has been held for more than one year. Otherwise, such gain or loss generally will be short-term capital gain or loss. Net long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for reduced rates of United States federal income taxation. The deductibility of capital losses is subject to limitations.

If a U.S. Holder disposes of a note between interest payment dates, a portion of the amount received by the U.S. Holder will reflect interest that has accrued on the note but has not been paid as of the disposition date. That portion is treated as ordinary interest income and not as sale proceeds.

Certain United States Federal Tax Consequences to Non-U.S. Holders

The following is a summary of the United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes by a holder that is a “Non-U.S. Holder”. For purposes of this summary, “Non-U.S. Holder” means a beneficial owner of a note or notes, other than a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes), who is not a U.S. Holder.

Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including “controlled foreign corporations” and “passive foreign investment companies”. Such Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Treatment of Interest

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to United States federal income or withholding tax in respect of interest income on the notes if the interest income qualifies for the “portfolio interest exception”. Generally, interest income will qualify for the “portfolio interest exception” if each of the following requirements is satisfied:

•	the interest is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States;

•	the Non-U.S. Holder appropriately certifies its status as a non-United States person (as described below);

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us through stock ownership; and

•	the Non-U.S. Holder is not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides us or our paying agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (within the meaning of the Code). If the Non-U.S. Holder holds its notes through a financial institution or other agent acting on the holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to that agent, and that agent will then be required to provide appropriate documentation to us or our paying agent (either directly or through other intermediaries). For payments made to foreign partnerships and certain other pass-through entities, the certification requirement will generally apply to the partners or other interest holders rather than the partnership or other pass-through entity. We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder. Prospective Non-U.S. Holders should consult their tax advisors regarding this certification requirement, and alternative methods for satisfying the certification requirement.

If the requirements of the “portfolio interest exception” are not satisfied with respect to a Non-U.S. Holder, payments of interest to that Non-U.S. Holder will be subject to a 30% United States withholding tax, unless another exemption or a reduced withholding rate applies. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form) claiming the benefit of the applicable tax treaty. Alternatively, an exemption applies to the 30% United States withholding tax if the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to United States federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, such a Non-U.S. Holder that is classified as a corporation for United States federal income tax purposes may be subject to a branch profits tax with respect to any such United States trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Dispositions of Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on gain realized upon the disposition of a note unless:

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange, retirement or other disposition of the notes) exceed capital losses allocable to United States sources. If the second exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are classified as corporations for United States federal income tax purposes could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Notes for United States Federal Estate Tax Purposes

A note held, or beneficially held, by an individual who is not a citizen or resident of the United States at the time of his or her death will not be includable in the individual’s gross estate for United States federal estate tax purposes, provided that (i) the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, under the terms of an applicable estate tax treaty, United States federal estate tax may not apply with respect to a note.

United States Information Reporting Requirements and Backup Withholding Tax

U.S. Holders

We, or if a U.S. Holder holds notes through a broker or other securities intermediary, the intermediary, may be required to file information returns with respect to payments made to the U.S. Holder of interest, and, in some cases, disposition proceeds on the notes.

In addition, U.S. Holders may be subject to backup withholding at a current rate of 28% on those payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding, fail to properly report in full their dividend and interest income, or otherwise fail to comply with the applicable requirements of backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s United States federal income tax liability (or refund) provided the required information is timely furnished to the IRS. Prospective U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

Non-U.S. Holders

The rules concerning information reporting and backup withholding applicable to Non-U.S. Holders are as follows:

•	Interest payments received by a Non-U.S. Holder will be exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception, where the Non-U.S. Holder satisfies the certification requirements described under “— Certain United States Federal Tax Consequences to Non-U.S. Holders — Treatment of Interest” above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the Non-U.S. Holder should be subject to the usual information reporting or backup withholding rules. In the event backup withholding applies to a Non-U.S. Holder, the amount of any backup withholding from a payment will be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability and may entitle the Non-U.S. Holder to a refund provided the required information is furnished to the IRS. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax; and

•	Sale proceeds received by a Non-U.S. Holder on a sale of notes through a broker may be subject to information reporting and/or backup withholding if the Non-U.S. Holder is not eligible for an exemption or does not provide the certification described under “— Certain United States Federal Tax Consequences to Non-U.S. Holders — Treatment of Interest” above. In particular, information reporting and backup withholding may apply if the Non-U.S. Holder uses the United States office of a broker, and information reporting (but generally not backup withholding) may apply if a Non-U.S. Holder uses the foreign office of a broker that has certain connections to the United States.

Prospective Non-U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS (AND ANY PROPOSED CHANGES IN APPLICABLE LAW).

UNDERWRITING

We intend to offer the notes through the underwriters. Subject to the terms and conditions described in an underwriting agreement among us and Banc of America Securities LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amounts of the notes listed opposite their names below.

Principal Amount
Underwriter	of Notes

Banc of America Securities LLC	$
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated

Total	$

The underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, to other dealers a discount not in excess of     % of the principal amount of the notes. After the initial public offering, the public offering price and other selling terms may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $      and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market price and liquidity of the notes may be adversely affected.

Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering (i.e., if they sell more notes than are on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the Financial Services and Markets Act of 2000, or FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, affiliates of Banc of America Securities LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are lenders under our credit facilities and affiliates of Banc of America Securities LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are dealers for our commercial paper program.

LEGAL MATTERS

Oren B. Azar, Director — M&A, Securities and Corporate, and Drinker Biddle & Reath LLP will provide opinions regarding the authorization and legality of the notes and other legal matters. As of January 1, 2009, attorneys of Drinker Biddle & Reath LLP participating in the preparation of this prospectus supplement owned 2,600 shares of our common stock. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

PROSPECTUS

WALGREEN CO.

Debt Securities

We may offer from time to time debt securities. We will provide you with the specific terms and the public offering prices of these securities in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The debt securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable supplement.

The date of this prospectus is July 14, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, under a shelf registration process. Under this shelf registration process, we may sell debt securities under this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

The prospectus supplement will describe: the terms of the debt securities offered, any initial public offering price, the price paid to us for the debt securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities. For more detail on the terms of the debt securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

In this prospectus we use the terms “Walgreens”, the “Company”, “we”, “us”, and “our” to refer to Walgreen Co. and our consolidated subsidiaries. References to “securities” include any security that we might sell under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, we may add to and offer additional securities by filing a prospectus supplement with the SEC at the time of the offer.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, reports, proxy statements and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or of the NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

The SEC allows us to incorporate by reference into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference the documents listed below:

1.	Annual Report on Form 10-K for the fiscal year ended August 31, 2007;

2.	Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2007, February 29, 2008 and May 31, 2008; and

3.	Current Reports on Form 8-K filed on October 15, 2007, January 10, 2008, March 4, 2008, March 17, 2008, April 29, 2008, May 7, 2008 (as amended by the Form 8-K/A filed on June 5, 2008), May 13, 2008 and July 11, 2008.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we have terminated the offering. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and may replace information in this prospectus and information previously filed with the SEC.

You may request a copy of any of these documents from us without charge, excluding certain exhibits to the documents, by writing or telephoning us at the following address:

WALGREEN CO.
200 Wilmot Road
Deerfield, Illinois 60015
Telephone: (847) 914-2500
Attention: Investor Relations

Documents may also be available on our website at www.walgreens.com. We do not intend our website address to be an active link and information contained on our website does not constitute a part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein).

THE COMPANY

Walgreens is principally a retail drugstore chain that sells prescription and non-prescription drugs and general merchandise. General merchandise includes, among other things, beauty care, personal care, household items, candy, photofinishing, greeting cards, seasonal items and convenience food. Customers can have prescriptions filled at the drugstore counter, as well as through the mail, by telephone and via the Internet. As of May 31, 2008, we operated 6,727 locations (including 6,252 drugstores, 372 worksite facilities, 89 home care facilities, 12 specialty pharmacies and two mail service facilities) located in 49 states, the District of Columbia and Puerto Rico. The total location count of 6,727 does not include the 172 convenient care clinics operated by our subsidiary, Take Care Health Systems, Inc.

Our principal executive offices are located at 200 Wilmot Road, Deerfield, Illinois, 60015. Our telephone number is (847) 914-2500.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the last five fiscal years and for the nine months ended May 31, 2008 is set forth below. For the purpose of computing these ratios, “earnings” consist of earnings before income tax provision, interest and the portions of rentals representative of the interest factor. “Fixed charges” consist of interest expense (which includes amortization of debt expenses), capitalized interest and the portions of rentals representative of the interest factor.

	Nine months ended	Fiscal years ended August 31,
	May 31, 2008	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	5.99x	5.33x	5.25x	5.13x	5.13x	5.03x

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. Until we apply the proceeds from the sale of the securities, we may temporarily invest any proceeds that are not immediately applied to the above purposes in United States government or agency obligations, commercial paper, money market accounts, short-term marketable securities, bank deposits or certificates of deposit, repurchase agreements collateralized by United States government or agency obligations or other short-term investments.

DESCRIPTION OF DEBT SECURITIES

The following summarizes the material provisions of the debt securities to which a prospectus supplement may relate. We may issue debt securities from time to time in one or more series. Each time we offer debt securities, the prospectus supplement related to that offering will describe the applicable terms.

As required by United States federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract to be entered into by us and a financial institution, acting as trustee on your behalf. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles:

•	First, subject to some limitations, the trustee can enforce your rights against us if we default.

•	Second, the trustee performs certain administrative duties for us, which include sending you notices and, if the trustee also performs the service of paying agent, interest payments.

Because this section is a summary of the material terms, it does not describe every aspect of the debt securities. We urge you to read the indenture governing the debt securities because it, and not this description, defines your rights as a holder of debt securities. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. This description is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture covering the debt securities, as described below, including definitions of some terms used in the indenture. The indenture is subject to any amendments or supplements that we may enter into from time to time, as permitted under the indenture.

References to “Walgreens”, “we”, “us” and “our” in this section are only to Walgreen Co. and not to its subsidiaries.

General

Unless otherwise provided in the applicable prospectus supplement, the debt securities will be unsecured senior obligations of our company. As senior debt securities, they will rank equally with all of our other unsecured and unsubordinated indebtedness.

Our debt securities are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables and capital lease obligations, of any of our subsidiaries. This may affect your ability to receive payments on our debt securities.

The indenture provides for the issuance by us from time to time of debt securities in one or more series. The indenture does not limit the aggregate principal amount of debt securities we may issue under the indenture. In addition, the indenture does not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness to the extent described in the prospectus supplement relating to that series of debt securities that may be issued by Walgreens or its subsidiaries.

The indenture sets forth the specific terms of any series of debt securities or provides that such terms will be set forth in, or determined pursuant to, an authorizing resolution and officers’ certificate or a supplemental indenture, if any, relating to that series.

You should read the prospectus supplement relating to a particular series of debt securities for the following terms of the series of debt securities offered by that prospectus supplement and this prospectus:

•	the title of the debt securities and the series in which the debt securities will be included, which may include medium-term notes;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates, or the method or methods, if any, by which the date or dates on which the principal of the debt securities will be payable shall be determined;

•	the rate or rates at which the debt securities will bear interest, if any, which rate may be zero in the case of some debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which the rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which the interest, if any, will accrue or the method by which the date or dates will be determined;

•	the date or dates on which the interest, if any, on the debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•	whether and under what circumstances additional amounts, if any, on the debt securities or any of them will be payable and, if so, whether and on what terms we will have the option to redeem the debt securities in lieu of paying the additional amounts (and the terms of the option);

•	the place or places where the principal of, any premium or interest on or any additional amounts with respect to the debt securities will be payable, any of the debt securities that are registered securities may be surrendered for registration of transfer or exchange, and any debt securities may be surrendered for conversion or exchange;

•	whether any of the debt securities may be redeemed at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which, and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part;

•	whether we will be obligated to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at the option of any holder of the debt securities and, if so, the date or dates on which, the period or periods within which, the price or prices at which, and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, and any provisions for the remarketing of the debt securities so redeemed or purchased;

•	if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof, the denominations in which any registered securities will be issuable and, if other than a denomination of $5,000, the denominations in which any bearer securities will be issuable;

•	if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of the debt securities that will be payable upon declaration of acceleration of maturity;

•	if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any additional amounts with respect to any of the debt securities;

•	whether the principal of, any premium or interest on or any additional amounts with respect to the debt securities will be payable, at the election of Walgreens or a holder, in a currency other than that in which the debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, the election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to debt securities;

•	whether the debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	any deletions from, modifications of or additions to the events of default or covenants of Walgreens with respect to the debt securities;

•	whether some of the provisions relating to the discharge, defeasance and covenant defeasance described below under “— Discharge, Defeasance and Covenant Defeasance” will be applicable to the debt securities; and

•	any other terms of the debt securities and any other deletions from or modifications or additions to the indenture in respect of the debt securities.

Unless otherwise provided in the prospectus supplement relating to any series of debt securities, the principal, premium, interest and additional amounts, if any, will be payable at the office or agency maintained by us (initially a corporate trust office designated by the Trustee); provided that payment of interest on registered securities may be made by check mailed to the payee at the addresses of the persons appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. In the case of registered securities, interest on the debt securities will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the record date. All paying agents initially designated by us for the debt securities of a particular series will be named in the prospectus supplement relating to those debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the affected debt securities.

Unless otherwise provided in the prospectus supplement relating to any series of debt securities, the debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by us or the security registrar) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by us (initially a corporate trust office designated by the Trustee). The transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses payable in connection with any registration of transfer or exchange of debt securities. We will not be required to (1) issue, register the transfer of, or exchange, debt securities during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of any of the debt securities of that series and ending at the close of business on the day of the mailing of the notice of redemption or (2) register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

We have appointed the Trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any series of debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the affected debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in the global debt security will be shown on, and transfers will be effected only through, records maintained by the designated depositary and its participants as described below. Where debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and United States federal income tax considerations, applicable to the those debt securities and to payment on and transfer and exchange of those debt securities will be described in the applicable prospectus supplement.

We may issue debt securities with terms different from those of debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series without limit unless the reopening was restricted when that series was created.

There is no requirement that we issue debt securities in the future under the same indenture, and we may use other indentures or documentation, containing materially different provisions in connection with future issues of other debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the United States federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

In addition, special United States federal income tax considerations or other restrictions or other terms applicable to any debt securities offered exclusively to foreigners or denominated in a currency other than United States dollars may also be set forth in the prospectus supplement, if applicable.

We will comply with Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other tender offer rules within the Exchange Act, which may then be applicable, if we are obligated to purchase debt securities at the option of the holders of the securities. Any obligation applicable to a series of debt securities will be described in the applicable prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any series of debt securities, the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving our company. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. Reference is made to the prospectus supplement relating to the particular series of debt securities being offered for information about any deletions from, modifications or additions to the events of default described below or covenants of Walgreens in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

If any debt securities are convertible, they may be convertible into or exchangeable for securities, property or cash, or a combination of the foregoing, and the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the securities, property or cash into which the debt securities are convertible or for which they are exchangeable;

•	the conversion price or exchange ratio, or the calculation method for such price or ratio;

•	the conversion or exchange period, or how such period will be determined;

•	if conversion or exchange will be mandatory or at the option of the holder or our company;

•	provisions for adjustment of the conversion price or the exchange ratio;

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities; and

•	any other terms of the debt securities that are consistent with the provisions of the indenture.

Such terms may also include provisions under which the number or amount of other securities or property to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities or property as of a time stated in the prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities (each a “Global Security”) that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that particular series.

The specific terms of a depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that particular series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the depositary for the Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the Global Security. These accounts will be designated by the underwriters or agents with respect to such debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a Global Security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the depositary for a Global Security, or its nominee, is the registered owner of the Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Security for all purposes under the indenture governing these debt securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities of the series represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of a series in definitive form and will not be considered the owners or holders of the debt securities under the indenture.

Principal of, any premium and interest on, and any additional amounts with respect to debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the Global Security representing the debt securities. None of Walgreens, the Trustee, the paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on, or additional amounts with respect to debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the sole responsibility of the participants.

The indenture provides that if (1) the depositary for a series of debt securities notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the indenture and a successor depositary is not appointed by us within 90 days of written notice, (2) we determine that the debt securities of a particular series will no longer be represented by Global Securities and execute and deliver to the Trustee a company order to that effect or (3) an event of default with respect to a series of debt securities has occurred and is continuing and the depositary requests the issuance of certificated notes, the Global Securities will be exchanged for debt securities of a series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. The definitive debt securities will be registered in such name or names as the depositary instructs the Trustee. We expect that these instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in Global Securities.

Events of Default

Each of the following events will constitute an event of default under the indenture with respect to any series of debt securities issued:

•	default in the payment of any interest on any debt security of the series, or any additional amounts payable, when interest or additional amounts become due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of or any premium on any debt security of the series, or any additional amounts payable, when principal, premium or additional amounts become due and payable at maturity, upon any redemption, upon declaration of acceleration or otherwise;

•	default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of the series;

•	default in the performance, or breach, of any covenant or warranty of Walgreens contained in the indenture for the benefit of the series or in the debt securities of the series (other than a covenant or warranty a default in the performance or the breach of which is dealt with elsewhere in the indenture or which is expressly included in the indenture solely for the benefit of a series of debt securities other than such series), and the continuance of such default or breach for a period of 60 days after written notice as provided in the indenture;

•	if any event of default as defined in any mortgage, indenture or instrument under which any of our debt is issued, secured or evidenced (including any event of default under any other series of debt securities), whether the debt now exists or is created or incurred in the future, happens and consists of the default in the payment of more than $100 million in principal amount of the debt at its maturity (after giving effect to any applicable grace period) or results in more than $100 million of the debt becoming or being declared due and payable before it is otherwise due and payable; provided, however, that, if the default under the mortgage, indenture or instrument is cured by us, or waived by the holders of the debt, in each case as may be permitted by the mortgage, indenture or instrument, then the event of default under the indenture governing the debt securities caused by such default will be deemed likewise to be cured or waived;

•	particular events in bankruptcy, insolvency or reorganization of Walgreens; and

•	any other event of default under the indenture with respect to debt securities of the series.

No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities issued thereunder. Any modifications to the foregoing events of default will be described in any prospectus supplement.

The indenture provides that if an event of default with respect to the debt securities of any series (other than an event of default described in the sixth bullet above) occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series by written notice as provided in the indenture may declare the principal amount (or a lesser amount as may be provided for in the debt securities of the series) of all outstanding debt securities of the series to be due and payable immediately. At any time after a declaration of acceleration is made, but before a judgment or decree for payment of money is obtained by the Trustee, and subject to applicable law and particular other provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities may, under some circumstances, rescind and annul acceleration.

An event of default described in the sixth bullet of the immediately preceding paragraph will cause the principal amount and accrued interest (or a lesser amount as provided for in the debt securities of the series) to become immediately due and payable without any declaration or other act by the Trustee or any holder.

The indenture provides that, within 90 days after the occurrence of a default with respect to the debt securities of any series, the Trustee will deliver, in the manner set forth in the indenture, a notice of default to the holders of the debt securities of the series unless the default has been cured or waived. Except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, on, or additional amounts or any sinking fund or purchase fund installment with respect to, any debt security of the series, the Trustee may withhold notice if it in good faith determines that the withholding of the notice is in the best interest of the holders of debt securities of the series. Further, in the case of any default specified in the fourth bullet of the first paragraph above, no notice of default will be given to holders of the debt securities of the affected series until at least 60 days after the occurrence thereof.

If an event of default occurs and is continuing with respect to the debt securities of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of the series by all appropriate judicial proceedings.

The indenture provides that, subject to the duty of the Trustee to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of the holders of the debt securities, unless the holders offer to the Trustee reasonable indemnity.

Subject to the provisions for the indemnification of the Trustee, and subject to applicable law and particular other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of the series.

Under the indenture, we are required annually to furnish to the Trustee a statement as to performance by us of some of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the Trustee a written notice within five business days after becoming aware of any event of default or any event which after notice or lapse of time or both would constitute an event of default under the fourth bullet point above.

Modification and Waiver

The indenture may be modified or amended by us and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment:

•	change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any debt security;

•	reduce the principal amount of, or the rate (or modify the calculation of the rate in a manner that may reduce the rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of any debt security or otherwise;

•	change our obligation to pay additional amounts with respect to any debt security or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity or the amount provable in bankruptcy;

•	change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security;

•	change the place of payment or the currency in which the principal of, any premium or interest on or any additional amounts with respect to any debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the date for repayment);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

•	reduce the requirements for quorum or voting by holders of debt securities in the indenture;

•	modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of some covenants by the holders of debt securities except to increase any percentage vote required or to provide that some other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected;

•	make any change that adversely affects the right to convert or exchange any debt security into or for shares of common stock of Walgreens or other debt securities in accordance with its terms; or

•	modify any of the provisions described in the immediately preceding bullets.

The holders of a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of the series, waive our compliance with a number of restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of the series, waive any past default and its consequences under the indenture with respect to the debt securities of the series, except a default (a) in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to debt securities of the series or (b) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

Discharge, Defeasance and Covenant Defeasance

We may discharge some obligations to holders of any series of debt securities not yet delivered to the Trustee for cancellation and that either became due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in United States dollars or in the foreign currency in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities with respect to principal (and premium, if any), any additional amounts and interest to the date of deposit (if the debt securities have become due and payable) or to the maturity or redemption of the debt securities, as the case may be.

The indenture provides that, unless the provisions of the indenture relating to defeasance and discharge are made inapplicable to the debt securities of or within any series pursuant to the indenture, we may elect either:

•	to defease and be discharged from any and all obligations with respect to the debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of particular events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“defeasance”) or

•	to be released from our obligations with respect to the debt securities under certain covenants as described in the applicable prospectus supplement, and any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities (“covenant defeasance”).

Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by us with the Trustee, in trust, of an amount in United States dollars or in the foreign currency in which the debt securities are payable, or Government Obligations (as defined below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on the debt securities on the scheduled due dates (including any redemption date that we irrevocably specify at the time of defeasance or covenant defeasance) and any mandatory sinking fund payments or analogous payments, if applicable.

Such a trust may be established only if, among other things, (1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound, (2) no event of default or event that with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased occurred and is continuing on the date of establishment of the trust and, with respect to defeasance only, at any time during the period ending on the 91st day after such date and (3) we have delivered to the Trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture.

“Foreign Currency” means any currency, currency unit or composite currency, including, without limitation, the Euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments.

“Government Obligations” means securities that are (1) direct obligations of the United States of America or the government or governments that issued the Foreign Currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government or governments that issued the Foreign Currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or other government or governments, which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers, and also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any Government Obligation held by the custodian for the account of the holder of the depositary receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by the depositary receipt.

If after we have deposited funds or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (a) the holder of a debt security of the series is entitled to, and does, elect pursuant to the indenture or the terms of the debt security to receive payment in a currency other than that in which the deposit has been made in respect of the debt security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which the deposit has been made, the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on, and additional amounts, if any, with respect to such debt security as the debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of such election or Conversion Event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for the currency in effect on the second business day prior to the payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for the Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event.

“Conversion Event” means the cessation of use of (1) a Foreign Currency both by the government of the country or the confederation that issued the Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or (2) any currency unit or composite currency for the purposes for which it was established.

In the event that we effect covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default (other than an event of default with respect to any covenant as to which there has been covenant defeasance), if the amount in United States dollars or the Foreign Currency in which the debt securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity or earlier redemption but is not sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default, Walgreens will remain liable to make payment of the amounts due at the time of acceleration.

Governing Law

The indenture and the debt securities will be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.

Relationship with the Trustee

The Trustee under the indenture, Wells Fargo Bank, National Association, is also the syndication agent, a lead arranger and a lender under our bank credit facilities.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Each series of securities will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on a stock exchange, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement for such securities.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Drinker Biddle & Reath LLP will provide an opinion regarding the authorization and validity of the securities and other legal matters. As of July 1, 2008, attorneys of Drinker Biddle & Reath LLP participating in the preparation of this prospectus owned 2,600 shares of our common stock. Any underwriters, dealers or agents will be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Walgreen Co. Annual Report on Form 10-K for the fiscal year ended August 31, 2007 and the effectiveness of our internal control over financial reporting for the fiscal year ended August 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report given upon their authority as experts in accounting and auditing.